ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-282565
Dated November 12, 2025

Bearish Buffered PLUS Based Inversely on the Value of the S&P 500® Index due on or about December 10, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

This document provides a summary of the terms of the Bearish Buffered Performance Leveraged Upside SecuritiesSM (the “Bearish Buffered PLUS”). Investors should carefully review the accompanying preliminary pricing supplement for the Bearish Buffered PLUS, the accompanying product supplement, the underlier supplement, the prospectus supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.

The Bearish Buffered PLUS do not guarantee any return of principal at maturity and you could lose up to 95.00% of your investment. The Bearish Buffered PLUS are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”), and all payments on the Bearish Buffered PLUS are subject to the credit risk of BNS. As used in this document, “we,” “us,” or “our” refers to BNS.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
Underlying index:	S&P 500® Index (Bloomberg Ticker: “SPX”)
Stated principal amount:	$1,000.00 per Bearish Buffered PLUS
Issue price:	$1,000.00 per Bearish Buffered PLUS
Minimum investment:	$1,000 (1 Bearish Buffered PLUS)
Interest:	None
Pricing date:	November 28, 2025
Original issue date:	December 3, 2025 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	December 7, 2026, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	December 10, 2026, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per Bearish Buffered PLUS:

￭ If the final index value is less than the initial index value:

$1,000.00 + leveraged payment

In no event will the payment at maturity exceed the maximum payment at maturity.

■If the final index value is greater than or equal to the initial index value, but not greater than the initial index value by more than the buffer amount:

$1,000.00

■If the final index value is greater than the initial index value by more than the buffer amount:

$1,000.00 + [$1,000.00 × (bearish underlying return + buffer amount)]

Accordingly, if the final index value is greater than the initial index value by more than the buffer amount, you will lose 1% for every 1% that the final index value increases above the initial index value in excess of the buffer amount and you could lose up to 95.00% of your investment in the Bearish Buffered PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be as low as $50.00.

Buffer amount:	5.00%
Bearish underlying return:	(initial index value – final index value) / initial index value
Leverage factor:	300%
Leveraged payment:	$1,000.00 × leverage factor × bearish underlying return
Maximum gain:	29.10%
Maximum payment at maturity:	$1,291.00 per Bearish Buffered PLUS (129.10% of the stated principal amount)
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date
CUSIP/ISIN:	06419HFJ8 / US06419HFJ86
Listing:	The Bearish Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$22.50 per stated principal amount.
Estimated value on the pricing date:	Expected to be between $941.09 and $971.09 per stated principal amount. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/9631/000183988225065242/bns_424b2-37752.htm

HYPOTHETICAL PAYOUT

The below figures are based on a hypothetical leverage factor of 300% and hypothetical maximum gain of 29.10% and are purely hypothetical (the actual terms of your Bearish Buffered PLUS will be determined on the pricing date and will be specified in the final pricing supplement).

The Underlying Index
The Bearish Buffer PLUS
$2,000.00
$1,800.00
$1,600.00
$1,400.00
$1,200.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
$0.00
Payment at Maturity per Bearish Buffer PLUS
$1,291.00
(maximum payment at maturity)
PLUS Zone
Buffer Zone
$50.00
(minimum payment at maturity)
-100%
-50%
0%
50%
100%
-9.70%
5.00%
Percentage Change in the Final Index Value

Hypothetical Payment at Maturity

Change in Underlying Index	Payment at Maturity
-40.000%	$1,291.00
-30.000%	$1,291.00
-20.000%	$1,291.00
-10.000%	$1,291.00
-9.700%	$1,291.00
-9.000%	$1,270.00
-6.000%	$1,180.00
-3.000%	$1,090.00
0.000%	$1,000.00
2.000%	$1,000.00
5.000%	$1,000.00
10.00%	$950.00
20.00%	$850.00
30.00%	$750.00
40.00%	$650.00
50.00%	$550.00
75.00%	$300.00
100.00%	$50.00

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You will find a link to the accompanying preliminary pricing supplement for the Bearish Buffered PLUS above and links to the accompanying product supplement, underlier supplement, prospectus supplement and prospectus for the Bearish Buffered PLUS under “Additional Information About BNS and the Bearish Buffered PLUS” in the preliminary pricing supplement, which you should read and understand prior to investing in the Bearish Buffered PLUS.

The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement, underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and the accompanying prospectus supplement, underlier supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 225-5678. Our Central Index Key, or CIK, on the SEC web site is 0000009631.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to Return Characteristics

▪You may lose up to 95.00% of your investment in the Bearish Buffered PLUS.

▪The stated payout from the issuer applies only at maturity.

▪Your potential return on the Bearish Buffered PLUS is limited to the maximum gain.

▪The Bearish Buffered PLUS provide bearish exposure to the underlying index.

▪You will not receive any interest payments.

▪The amount payable on the Bearish Buffered PLUS is not linked to the value of the underlying index at any time other than the valuation date.

Risks Relating to Characteristics of the Underlying Index

▪An investment in the Bearish Buffered PLUS involves market risk associated with the underlying index.

▪There can be no assurance that the investment view implicit in the Bearish Buffered PLUS will be successful.

▪Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the Bearish Buffered PLUS.

▪There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor.

Risks Relating to Estimated Value and Liquidity

▪BNS’ initial estimated value of the Bearish Buffered PLUS at the time of pricing (when the terms of your Bearish Buffered PLUS are set on the pricing date) will be lower than the issue price of the Bearish Buffered PLUS.

▪Neither BNS’ nor SCUSA’s estimated value of the Bearish Buffered PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities.

▪BNS’ initial estimated value of the Bearish Buffered PLUS does not represent future values of the Bearish Buffered PLUS and may differ from others’ (including SCUSA’s) estimates.

▪The Bearish Buffered PLUS have limited liquidity.

▪The price at which SCUSA would buy or sell your Bearish Buffered PLUS (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Bearish Buffered PLUS.

▪The price of the Bearish Buffered PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount.

Risks Relating to General Credit Characteristics

▪Payments on the Bearish Buffered PLUS are subject to the credit risk of BNS.

Risks Relating to Hedging Activities and Conflicts of Interest

▪Hedging activities by BNS and SCUSA may negatively impact investors in the Bearish Buffered PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Bearish Buffered PLUS.

▪We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the index constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the Bearish Buffered PLUS.

▪Activities conducted by BNS and its affiliates may impact the value of the underlying index and the value of the Bearish Buffered PLUS.

▪The calculation agent will have significant discretion with respect to the Bearish Buffered PLUS, which may be exercised in a manner that is adverse to your interests.

▪BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the Bearish Buffered PLUS.

Risks Relating to Canadian and U.S. Federal Income Taxation

▪Uncertain tax treatment. Significant aspects of the tax treatment of the Bearish Buffered PLUS are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Bearish Buffered PLUS — Tax Considerations” and “— Material Canadian Income Tax Consequences” in the preliminary pricing supplement.

Underlying Index

For information about the underlying index, including historical performance information, see “Information About the Underlying Index” in the preliminary pricing supplement.

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